Exhibit 99.1

Cell Therapeutics Provides Information Regarding Reports of Possible Takeover Bid by Novartis

Seattle, WA, April 9, 2010 — Following a mandatory request from CONSOB pursuant to Section 114 of Legislative Decree n. 58/1998 Cell Therapeutics, Inc. (“CTI”) (Nasdaq and MTA: CTIC) confirms what was previously disclosed on its March 25, 2010 conference call that CTI is in discussions with Novartis Oncology with regards to development and commercialization of its pixantrone drug candidate, but has no comment on the reports of a potential takeover of CTI by Novartis. Subject to Italian law, CTI undertakes no obligation to provide further updates as these preliminary discussions progress.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

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This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Specifically, the risks and uncertainties that CTI or Novartis may not continue its discussions regarding development and commercialization of pixantrone, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory, aggressive non-Hodgkin’s lymphoma as determined by the U.S. Food and Drug Administration, that CTI may enter into discussions regarding acquisitions or dispositions with Novartis or any other third-parties at any time, CTI’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling pixantrone, and the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise. Subject to Italian law, CTI explicitly does not intend, and makes no undertakings, to update its statements in this press release if discussions progress.

www.CellTherapeutics.com

In Europe Investors: Barabino & Partners Omar Al Bayaty T: +39 02 72023535 F: +39 02 8900519 E: o.albayaty@barabino.it	Media: Barabino & Partners Marina Riva T: +39 02 72023535 F: +39 02 8900519 E: m.riva@barabino.it

USA

Investors:

Cell Therapeutics, Inc.

Ed Bell

T: +1 206.272.4345

F: +1 206.272.4434

Lindsey Jesch Logan

T: +1 206.272.4347

F: +1 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors.htm

Media: Cell Therapeutics, Inc. Dan Eramian T: +1 206 272 4343; Cell. : +1 206 854 1200 www.CellTherapeutics.com/media.htm

www.CellTherapeutics.com